Exhibit 2.4

Appendix A (“Terms of the Bonds”) to the Bond Purchase and Paying Agency Agreement dated September 18, 2023 among Embotelladora Andina S.A. and UBS AG

The terms and conditions of the bonds (each a “Condition”, and together the “Terms of the Bonds”), issued by Embotelladora Andina S.A., are established pursuant to the Bond Purchase and Paying Agency Agreement. The Terms of the Bonds govern the rights and obligations of the Issuer and the Bondholders (as defined hereinafter) in relation to the Bonds (as defined hereinafter) and are as follows:

1.	Form, Denomination, Certification, Printing and Delivery of the Bonds
(a)

The Bonds are issued in the initial aggregate principal amount of CHF 170,000,000 (one hundred and seventy million Swiss francs, the Aggregate Principal Amount) and are divided into Bonds with denominations of CHF 5,000 (five thousand Swiss francs) per Bond and integral multiples thereof (each, a “Bond”, together the “Bonds”).

Embotelladora Andina S.A. (the “Issuer”) reserves the right to reopen this issue and increase the aggregate principal amount at any time and without prior consent of or permission of the Bondholders (as defined hereinafter) through the issue of further bonds which will be fungible with the Bonds (i.e. identical especially in respect of the Terms of the Bonds, security number, final maturity and interest rate) (the “Reopening”).

(a)

The Bonds and all rights attached therewith are documented in the form of a Permanent Global Certificate (the “Permanent Global Certificate”) (Globalurkunde) which shall be deposited by UBS AG in its capacity as the principal paying agent (the “Principal Paying Agent”) with SIX SIS Ltd. in Olten, Switzerland or any other intermediary in Switzerland recognised for such purposes by SIX Swiss Exchange Ltd. (SIX SIS Ltd. or any such other intermediary, the “Intermediary”). Once the Permanent Global Certificate is deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Bonds will constitute intermediated securities (Bucheffekten) (“Intermediated Securities”) in accordance with the provisions of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz).

(b)

Each Holder (as defined hereinafter) shall have a quotal co-ownership interest (Miteigentumsanteil) in the Permanent Global Certificate to the extent of his claim against the Issuer, provided that for so long the Permanent Global Certificate remains deposited with the Intermediary the co-ownership interest shall be suspended and the Bonds may only be transferred or otherwise disposed of in accordance with the provisions of the Swiss Federal Intermediated Securities Act, i.e., by the entry of the transferred Bonds in a securities account (Effektenkonto) of the transferee.

(c)

Neither the Issuer nor the Holders shall at any time have the right to effect or demand the conversion of the Permanent Global Certificate into, or the delivery of, uncertificated securities (einfache Wertrechte) or individually certificated bonds (“Definitive Bonds”) (Wertpapiere).

(d)	The records of the Intermediary will determine the number of Bonds held through each participant in that Intermediary. In respect of the Bonds held in the form of Intermediated Securities, the Holders will be the persons holding the Bonds in a securities account (Effektenkonto) in their own name and for their own account.

(e)

No physical delivery of the Bonds shall be made unless and until Definitive Bonds shall have been printed. Definitive Bonds may only be printed, in whole, but not in part, if the Principal Paying Agent determines, in its sole discretion, that the printing of the Definitive Bonds is necessary or useful. Should the Principal Paying Agent so determine, it shall provide for the printing of Definitive Bonds without cost to the Holders. If printed, the Definitive Bonds shall be executed by affixing thereon the facsimile signatures of two authorized officers of the Issuer. Upon delivery of the Definitive Bonds, the Permanent Global Certificate will immediately be caused to be cancelled by the Principal Paying Agent and the Definitive Bonds in the form of Intermediated Securities in the Holders’ securities accounts.

(f)

Definitive Bonds or coupons which are mutilated, lost or destroyed may be replaced, at any office of the Principal Paying Agent in Switzerland, on payment of such costs as may be incurred in connection therewith, and on such terms as to evidence and indemnity as the Issuer and the Principal Paying Agent may require and, in the case of mutilation, upon surrender of the Bond or coupons.

2.	Interest
2.1	Interest Rate

The Bonds bear interest from (but excluding) 20 September 2023 (the “Payment Date”) at the rate of 2.7175 per cent per annum of the principal amount thereof payable annually in arrears on 20 September of each year (the “Interest Payment Date”) commencing on 20 September 2024 and unless redeemed earlier, ending on (and including) 20 September 2028 (the “Maturity Date”).

The interest calculation is based on the nominal value and on a calendar year of 360 days at twelve (12) months of thirty (30) days each (30/360).

If an Interest Payment Date (other than the Maturity Date (as defined in Condition 2.1 above) falls on a day that is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day (modified business day convention). If the Maturity Date falls on a day that is not a Business Day, the payment of principal and interest will be made on the next Business Day, and no interest shall accrue for the period from and after the Maturity Date until such next Business Day (unadjusted).

“Business Day” means a day (other than Saturday or a Sunday) on which commercial banks are open for domestic business and foreign exchange (including dealings in Swiss Francs) in Zurich, Switzerland.

2.2	Accrual of Interest

Each Bond will cease to bear interest where such Bond is to be redeemed or repaid pursuant to Condition 3 (Redemption and Purchase) or Condition 8 (Events of Default), from and including the due date for redemption or repayment unless, upon due presentation, payment of principal is improperly withheld or refused; in such event such Bond shall continue to bear interest at the aforesaid rate (both before and after judgment) until and including the day on which all sums due in respect of such Bond up to that day are received by the Principal Paying Agent on behalf of the Bondholders.

3.	Redemption and Purchase
3.1	Redemption at Maturity

Unless previously purchased and cancelled or redeemed as herein provided, the Bonds will be redeemed by the Issuer at their principal amount (together with unpaid accrued interest to that date) on the Maturity Date.

3.2	Early Redemption at the Option of the Issuer
(a)

Subject to a period of not less than thirty (30) nor more than sixty (60) days’ prior notice to the Principal Paying Agent, the Issuer may redeem the Bonds at any time after the Payment Date and prior to the Maturity Date, in whole, but not in part only, at par of their aggregate principal outstanding amount plus accrued and unpaid interest, if any, on the date determined by the Issuer for early redemption, if eighty-five (85) per cent or more of the aggregate principal amount of the Bonds have been redeemed or purchased and cancelled at the time of such notice.

(b)

Subject to a period of not less than thirty (30) nor more than sixty (60) days’ prior notice to the Principal Paying Agent, the Issuer may redeem the Bonds at any time after the Payment Date and prior to the Maturity Date, in whole, but not in part only, at par of their aggregate principal outstanding amount plus accrued and unpaid interest, if any, on the date determined by the Issuer for early redemption, if as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Chile or any change in the official application, administration or interpretation of such laws, regulations or rulings, the Issuer has or will become obligated to pay Additional Amounts (as defined in Condition 6 (Taxation)) in respect of interest received on the Notes at a rate of withholding or deduction in excess of 4.0% that is disclosed in the Prospectus under the heading “Taxation – Chilean Taxation – Main consequences under Chilean Tax Law”.

3.3	Purchases

The Issuer may at any time purchase Bonds in the open market or otherwise at any price and for any purposes (including for cancellation purposes). Any purchases shall be made in accordance with applicable laws or regulations, including applicable stock exchange regulations. Such Bonds may be held, resold or, at the option of the Issuer, surrendered to the Principal Paying Agent for cancellation as set out below.

If purchases are made by public tender, such tender must be available to all Bondholders alike.

3.4	Cancellation

All Bonds which are redeemed or surrendered to the Principal Paying Agent shall immediately be cancelled. All Bonds so cancelled cannot be reissued or resold.

4.	Status and Negative Pledge
4.1	Unsubordinated debt securities

The Bonds constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank and will rank pari passu without any preference among themselves and with all other present or future direct, unsecured and unsubordinated obligations of the Issuer, except for such preferences as are provided for by any mandatorily applicable provision of law.

4.2	Negative Pledge

So long as any Bond remains outstanding, the Issuer shall not, and the Issuer will procure that its Material Subsidiary (as defined in Condition 8 (Events of Default)) will not create any guarantee, mortgage, lien, pledge, charge or other form of encumbrance or security interest upon the whole or any part of its present or future assets or revenues, to secure any Relevant Indebtedness (as defined hereinafter) of the Issuer or of any other person, unless, at the same time or prior thereto, the Issuer’s obligations under the Bonds (i) are secured equally and ratably therewith by such encumbrance or security interest or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, or (ii) have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the Bondholders’ Representative, provided that the foregoing restriction shall not apply to:

(1)

any Lien on (x) any Property acquired, constructed, developed, extended, repaired or improved by the Issuer or any Subsidiary (individually or together with other Persons) or any property or assets incidental to the use or operation of such Property (including any real property where such Property is located), (y) any revenue or profit derived from such Property, or (z) any shares or other ownership interests in any Person which holds, owns or is entitled to such Property or the revenue or profit derived therefrom, in each of cases (x), (y) and (z) to the extent it is incurred contemporaneously with, or within 360 days after, such acquisition (or in the case of any such Property constructed, repaired or improved, contemporaneously with, or within 360 days after, the completion or commencement of commercial operation of such Property, whichever is later) to secure or provide for the payment of any part of the purchase price or other consideration of such Property, or the costs of such acquisition, construction, development, extension, repair or improvement (including costs such as escalation, interest during construction and financing and refinancing costs);

(2)

any Lien on any Property existing at the time of acquisition thereof or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition and, in either such case, which is not created in contemplation of such acquisition (unless such Lien was created to secure or provide for payment of any part of the purchase price of such Property and is otherwise permitted by paragraph (1) above);

(3)

any Lien on any Property of a Person which is merged or consolidated with or into the Issuer or a Subsidiary or any Lien existing on Property of a Person which existed at the time such Person becomes a Subsidiary or arose after such time under contractual commitments entered into prior to that event and, in all such cases, which is not created in contemplation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such Person and is otherwise permitted by paragraph (1) above);

(4)	any Lien existing on the date the Bonds are issued;
(5)	any Lien which secures Indebtedness owing by a Subsidiary to the Issuer or to one or more Subsidiaries;
(6)	any Lien resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Issuer or any Subsidiary;
(7)	any Lien arising solely by operation of law;
(8)

any Lien created for the sole purpose of securing Indebtedness that, when incurred, will be applied to repay all (but not only part) of the Bonds and all other amounts payable under the Bonds; provided that the Bonds and all other such amounts are fully satisfied within 30 days after the incurrence of such Indebtedness;

(9)

any Lien for taxes, assessments and other governmental charges or levies if such taxes, assessments, governmental charges or levies are not at the time due and payable or are being contested in good faith, or for which such reserves or other appropriate provision, if any, as may be required by IFRS shall have been made; and

(10)

any extension, refinancing, renewal or replacement (or successive extensions, renewals, or replacements) in whole or in part, of any Lien referred to in the foregoing clauses; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, refinancing, renewal or replacement (plus any premiums, fees and expenses), and that such extension, refinancing, renewal or replacement shall be limited to all or a part of the Property which secured the Lien so extended, refinanced, renewed or replaced (except for Property affixed or appurtenant thereto).

The Issuer or any Material Subsidiary, however, may incur Indebtedness secured by a Lien which would otherwise be prohibited under the provisions of the Terms of the Bonds described in this Condition or enter into Sale and Leaseback Transactions that would otherwise be prohibited by the provisions of the Terms of the Bonds; provided that the aggregate amount of such Indebtedness of the Issuer and its Material Subsidiaries together with the aggregate Attributable Value of all Sale and Leaseback Transactions of the Issuer and its Material Subsidiaries outstanding at such time that were previously incurred pursuant to this paragraph shall not exceed 20% of Consolidated Assets at the time any such Indebtedness is incurred by the Issuer or any Material Subsidiary or at the time any such Sale and Leaseback Transaction is entered into.

Neither the Issuer nor any Material Subsidiary may enter into any Sale and Leaseback Transaction with respect to any of their Property, unless either (x) the Issuer or such Material Subsidiary would be entitled pursuant to the provisions of the Terms of the Bonds to issue, assume or guarantee Indebtedness (in an amount equal to the Attributable Value with respect to such Sale and Leaseback Transaction) secured by a Lien on such Property without equally and ratably securing the Bonds or (y) the Issuer or such Material Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the Property so leased, (A) to the retirement, within 360 days after the effective date of such Sale and Leaseback Transaction, of (i) Indebtedness of the Issuer ranking at least on a parity with the Bonds or (ii) Indebtedness of any Subsidiary, in each case and owing to a Person other than the Issuer or any Affiliate of the Issuer or (B) to the acquisition, construction, development, extension or improvement of any property or assets used or to be used by or on behalf of the Issuer or any Subsidiary in the ordinary course of business or (z) the Issuer or such Material Subsidiary equally and ratably secures the Bonds. The restrictions described in the preceding sentence will not apply to (i) transactions providing for a lease for a term, including any renewal thereof, of not more than five years, (ii) transactions that were or will be sold by the Issuer or any Subsidiary to a lender or investor for a sale price equal to or less than USD 5,000,000 or its equivalent in other currencies and (iii) transactions between the Issuer and a Subsidiary or between Subsidiaries.

Notwithstanding the foregoing, the Issuer and/or any Subsidiary may enter into any Sale and Leaseback Transaction that solely refinances, extends, renews or refunds a Sale and Leaseback Transaction permitted under the preceding paragraph and the restrictions described in the preceding paragraph will not apply to such Sale and Leaseback Transaction.

In these Terms of the Bonds:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Value” means, as to any particular lease under which the Issuer or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the lesser of (a) the fair market value of the asset subject to the lease and (b) the total net obligations of the lessee for rental payments during the remaining term of the lease (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by the Issuer).

“Consolidated Assets” means, as of any date of determination, the total of all assets appearing on a consolidated balance sheet of the Issuer and its Subsidiaries at the end of the fiscal quarter immediately preceding such date of determination, as determined in accordance with IFRS.

“IFRS” means international financial reporting standards or other accounting standards generally accepted in Chile, as required by Financial Market Commission (Comisión para el Mercado Financiero) for Chilean publicly held companies, in each case as in effect from time to time.

“Indebtedness” means, with respect to any Person (without duplication), (a) any liability of such Person (1) for borrowed money, (2) evidenced by a bond, note, debenture or similar instrument, other than, for the avoidance of doubt, account payables in the ordinary course of business, (3) under any reimbursement obligation relating to a letter of credit, other than letters of credit in the ordinary course of business, (4) for the payment of money relating to any obligations under any capital lease of real or personal property and (b) any liability of others described in the preceding clause (a) that the Person has guaranteed, to the extent such guarantee appears on the balance sheet of such Person prepared in accordance with IFRS. For the purpose of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall not be included.

“Lien” means any mortgage, pledge, lien, security interest, charge or similar encumbrance.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Property” means any asset, revenue or any other property, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Issuer or any Subsidiary sells or transfers any Property to any Person with the intention of taking back a lease of such Property pursuant to which the rental payments are calculated to amortize the purchase price of such Property substantially over the useful life thereof, and such Property is in fact so leased.

“Relevant Indebtedness” means any present or future indebtedness of the Issuer or a Material Subsidiary represented or evidenced by notes, bonds, debentures, loan stock or other securities which for the time being are or are capable of being, quoted, listed or ordinarily dealt with on any stock exchange, over-the-counter market or other securities market.

5.	Payment

The principal outstanding amount of the Bonds and any other payments in cash to be made under these Conditions will be made when due in freely disposable Swiss francs, which will be deposited with the Principal Paying Agent in Switzerland. If the due date for any payment by the Issuer does not fall on a Business Day, the Issuer undertakes to effect payment for value the Business Day immediately following such due date and the Bondholders will not be entitled to any additional sum in relation thereto.

The receipt by the Principal Paying Agent of the funds in Swiss francs in Switzerland shall release the Issuer of its obligations under the Bonds to the extent of amounts paid by the Issuer. Upon receipt of the funds in Switzerland, the Principal Paying Agent will arrange for payment to the Bondholders.

The Issuer undertakes that payments to be made under these Conditions shall be made in freely disposable Swiss francs without collection cost to the Bondholders, and unless provided for by applicable law, without any restrictions, and whatever the circumstances may be, irrespective of nationality, residence or domicile of the Bondholders and without requiring any affidavit or the fulfilment of any other formality, at the counters of UBS (the “Principal Paying Agent”).

6.	Taxation

All payments in respect of the Bonds by or on behalf of the Issuer to the Principal Paying Agent pursuant to these Terms of the Bonds shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Chile or Switzerland, as the case may be, or any political sub-division thereof or any authority therein or thereof having power to tax (“Taxes”), unless such withholding or deduction is required by law or by the interpretation or administration thereof. In the event that any payments by or on behalf of the Issuer to the Principal Paying Agent shall be made subject to such withholding, deduction or payment for any such Taxes, such additional amounts (the “Additional Amounts”) shall be payable by the Issuer as may be necessary in order that the net amounts received by the Principal Paying Agent on behalf of the Holders after such withholding, deduction or payment shall equal the respective amounts which would otherwise have been received by the Principal Paying Agent in respect of the relevant Bonds in the absence of such withholding, deduction or payment. However, no such Additional Amounts shall be payable by the Issuer on account of any Taxes which:

(a)are payable by reason of a holder having, or having had, some personal or business connection with Chile or Switzerland other than the mere holding of the Bonds; or

(b)are required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation proposed by the Swiss Federal Council on April 3, 2020, in particular the principle to have a person other than the Issuer or Guarantor withhold or deduct the tax, such as, without limitation, any paying agent; or

(c)are payable by or on behalf of a holder who would not be liable or subject to the withholding or deduction by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority; or

(d)are payable by reason of a change in law that becomes effective more than thirty (30) days after the relevant payment becomes due, or is duly provided for and notice thereof is published in accordance with Condition 16 (Notices), whichever occurs later; or

(e)where such withholding or deduction is imposed on any payment by reason of FATCA; or

(f)are payable in respect of any estate, inheritance, gift, value added, sales, use, excise, transfer, personal property or similar taxes, duties, assessments or other governmental charges; or

(a)are payable in respect of any Taxes that are payable otherwise than by deduction or withholding from payments on the Bonds; or

(b)are payable in respect of any payment to a holder of a bond that is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or any Person other than the sole beneficial owner of such payment or bond, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or bond would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such bond.

7.	Undertakings

For as long as any Bond remains outstanding, the Issuer will inform the Principal Paying Agent of any event, circumstance or other matter that may be relevant for the Principal Paying Agent in connection with its functions set forth in these Conditions, and in particular of any event that constitutes an Event of Default.

8.	Events of Default

The Principal Paying Agent may, and if so directly requested by a resolution of a meeting of Bondholders shall, subject in each case to being indemnified to its satisfaction, give notice to the Issuer that the outstanding Bonds are immediately due and payable at their principal outstanding amount, together with accrued and unpaid interest and costs, in any of the following events (each an “Event of Default”) unless, prior to the time when the Issuer receives such notice, the relevant Event of Default shall have been cured, to the satisfaction of the Principal Paying Agent or otherwise made good; and except with respect to a reorganization of the Issuer, to the extent the application of this Condition 8 would adversely affect the ranking or priority in right of payment as a result of any insolvency financial protection (protección financiera concursal) set forth in the Chilean Bankruptcy Insolvency Law (Law No. 20,720):

(a)	if default is made in the payment of any principal of or interest of the Bonds when due and payable, or any of them and such default continues for a period of thirty (30) days next; or
(b)

if the Issuer fails to perform or observe any of its obligations under or to procure the performance of any other provisions of the Bonds, not expressly included as an Event of Default, and such default continues for a period of ninety (90) calendar days following the service by the Principal Paying Agent on the Issuer of notice requiring such default to be remedied; or

(c)

if the Issuer or any Material Subsidiary (as defined hereinafter) is in default in the fulfilment of a payment obligation in respect of any indebtedness for borrowed money (unless the Bond Agent determines otherwise in good faith as advised by its legal counsels) provided that the aggregate outstanding principal amount in respect of which one or more such defaults occurs is in excess of USD 150,000,000 or its equivalent in other currencies and such default is not remedied within a period of ten (10) days next following such default or the period of grace, if any, applicable thereto and as a result such indebtedness shall have been declared due and payable; or

(d)

the Issuer or a Material Subsidiary is (or is deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts, stops or suspends payment of all or a material part of its debts, makes a stay of execution, a postponement of payments (Stillhaltevereinbarung), a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any such debts or a moratorium or postponement of payments (Stillhaltevereinbarung) is agreed or declared in respect of or affecting all or a substantial part of (or a particular type of) the debts of the Issuer or a Material Subsidiary or a liquidator is appointed with respect to the Issuer or a Material Subsidiary; or

(e)

a dissolution, winding-up, liquidation or merger involving the Issuer as result of which the Issuer is not the surviving legal entity, unless the successor legal entity assumes all the Issuer’s liabilities of the Bonds.

“Material Subsidiary” means any Subsidiary included in the Issuer’s consolidated financial statements the assets of which constitute more than 10 per cent of the Issuer’s consolidated assets, or the revenues, of which constitute more than 10 per cent of the Issuer’s consolidated revenues, as the case may be.

“Subsidiary” means any corporation or the business entity of which the Issuer owns or controls (either directly or through one or more Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes have or might have voting power upon the occurrence of any contingency).

The Issuer undertakes to inform the Principal Paying Agent in its capacity as Bondholders’ representative (the “Bondholders’ Representative”) without delay if any event mentioned under letter (b) through (f) has occurred and to provide the Bondholders’ Representative with all necessary documents and information in connection therewith.

If an Event of Default occurs, the Bondholders’ Representative has the right but not the obligation to serve a written notice of default (“Default Notice”), such notice having the effect that the Bonds shall become immediately due and payable at par plus accrued and unpaid interest, if any, on the day the Default Notice is given. The Bondholders’ Representative is entitled to appoint one or more experts at the expenses of the Issuer for the assistance in making its assessments whether an Event of Default occurred or not.

9.	Prescription

Claims for payment of principal and interest cease to be enforceable by legal action in accordance with the applicable statute of limitations under Swiss law (presently after ten (10) years, in case of principal, and after five (5) years, in case of interest, from their relevant due dates).

10.	Enforcement of Rights

The Bondholders shall not be entitled to exercise any right or option, if these Conditions provide that such right or option shall be exercised by the Principal Paying Agent on behalf of the Bondholders.

11.	Meetings of Bondholders; Modifications; Waivers
a)	The Bondholders’ Representative or the Issuer may at any time convene a meeting of the Bondholders (a Bondholders’ Meeting).

If an Event of Default has occurred and is continuing and as long as the Bondholders’ Representative has not exercised its rights under Condition 7 (Undertakings) with respect thereto, the Bondholders who wish that a Bondholders’ Meeting should be convened and who represent at least ten (10) per cent of the aggregate principal amount then outstanding and who are entitled to participate and to vote in accordance with paragraphs f) and h) of this Condition may at any time require the Issuer to convene a Bondholders’ Meeting which shall convene such a meeting as soon as commercially possible upon receipt of such request.

b)

The costs of such Bondholders’ Meeting shall be borne by the Issuer or, in the case the Issuer is prohibited by law to pay these costs, by the Bondholders convening such meeting (each of these Bondholders shall bear such costs in relation to its respective holding of Bonds at the time of such Bondholders’ request to the Issuer to convene a Bondholders’ Meeting).

c)	A Bondholders’ Meeting may consider any matter affecting the interests of the Bondholders (other than matters on which the Bondholders’ Representative has previously exercised its rights contained in

Condition 8 (Events of Default) above and Condition 12 (Amendment to the Conditions) below), including any modification of, or arrangement in respect of the Terms of the Bonds.

d)

Notice convening a Bondholders’ Meeting shall be given at least twenty (20) calendar days prior to the proposed date thereof. Such notice shall be given in accordance with Condition 16 (Notices), at the expense of the Issuer. It shall state generally the nature of the business to be transacted at such Bondholders’ Meeting. If an Extraordinary Resolution (as defined below) is being proposed, the wording of the proposed resolution or resolutions shall be indicated. The notice shall specify the day, hour and place of the Bondholders’ Meeting and also the formal requirements referred to in paragraph f) of this Condition. The Issuer (at its head office) and the Bondholders’ Representative (at the specified office) will make a copy of such notice available for inspection by the Bondholders during normal business hours at each of their respective offices.

e)

All Bondholders’ Meetings shall be held in Zurich, Switzerland. A chairman (the Chairman) shall be nominated by the Issuer after consultation of the Bondholders’ Representative in writing. If no person has been so nominated or if the nominated person is not present at the Bondholders’ Meeting within thirty (30) minutes after the time fixed for holding the Bondholders’ Meeting, the Bondholders present shall choose the Chairman instead.

The Chairman shall lead and preside over the Bondholders’ Meeting. Among others, it shall be his duty to determine the presence of persons entitled to vote and to inquire if the necessary quorum (as set forth below) is present. He shall instruct the Bondholders as to the procedure of the Bondholders’ Meeting and the resolutions to be considered. He shall sign the minutes referred to in paragraph l) of this Condition.

In the case of any equality of votes, the Chairman shall have a casting vote.

A declaration by the Chairman that a resolution has been supported or supported by a particular majority in accordance with paragraphs g) and i) of this Condition or not supported or not supported by a particular majority in accordance with paragraphs g) and i) of this Condition shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

f)

Each person who produces a certificate by a bank in respect of such Bond relating to that Bondholders’ Meeting is entitled to attend and to vote on the resolutions proposed at such Bondholders’ Meeting. Bank certificates shall be dated before the date of the Bondholders’ Meeting and confirm that the respective Bonds are deposited in a securities account (Effektenkonto) with that bank and will remain so deposited with such bank until and including the date of the Bondholders’ Meeting and that the Bank has not issued any other such certificate with respect to such Bonds.

g)

The presence quorum necessary in order to vote on resolutions proposed at a Bondholders’ Meeting shall be persons entitled under paragraphs f) and h) of this Condition holding or representing persons holding in the aggregate at least the following percentages of the Aggregate Principal Amount of all Bonds then outstanding:

Each Ordinary Resolution: twenty-five (25) per cent.

Each Extraordinary Resolution: sixty-six (66) per cent.

The terms Ordinary Resolution and Extraordinary Resolution are defined below.

If within thirty (30) minutes after the time fixed for any Bondholders’ Meeting a sufficient quorum is not present, the Bondholders’ Meeting shall be dissolved.

h)	Bondholders’ voting rights shall be determined according to the outstanding principal amount of the outstanding Bonds held. Each Bond in denomination of CHF 5’000 shall be entitled to one (1) vote.

Bonds held by or on behalf of the Issuer or any other natural person or legal entity:

(i)	which directly or indirectly owns or controls more than fifty (50) per cent. of the equity share capital of the Issuer; or
(ii)	of which, in the case of a legal entity, more than fifty (50) per cent. of the equity share capital is controlled by the Issuer directly or indirectly; or
(iii)

where the Issuer is in a position to exercise, directly or indirectly, a control over the decisions or actions of such natural person or legal entity or representative thereof, irrespective of whether or not the latter is affiliated to the Issuer, shall not be entitled to vote at a Bondholders’ Meeting.

i)	A resolution shall be validly passed if approved by at least of the following percentages of votes cast at a duly convened Bondholders’ Meeting held in accordance with this Condition:

Each Ordinary Resolution: fifty-one (51) per cent.

Each Extraordinary Resolution: sixty-six (66) per cent.

Every proposal submitted to a Bondholders’ Meeting shall be decided upon a poll.

j)	Any resolution which is not an Extraordinary Resolution in accordance with paragraph k) of this Condition shall be deemed to be an Ordinary Resolution.
k)	An Extraordinary Resolution shall be necessary to decide on the following matters at a Bondholders’ Meeting:

(i)to postpone the maturity beyond the stated maturity of the principal of any Bonds;

(ii)to reduce the amount of principal payable on any Bonds; or

(iii)to change the date of interest payment on any Bonds; or

(iv)	to decrease the rate of interest, or to change the method of computation of interest, on any Bonds; or
(v)	to change any provision for payment contained in the Terms of the Bonds or the place or the currency of repayment of the principal of any Bonds or interest on any Bonds; or
(vi)	to amend or modify or waive the whole or any parts of Condition G or paragraphs f), g), h), i) or k) of this Condition; or
(vii)	to create unequal treatment between Bondholders; or
(viii)	to convert the Bonds into equity; or
(ix)	to change the choice of law and the jurisdiction clause contained in Condition 17 (Governing Law and Jurisdiction).

The above-mentioned list of issues for which an Extraordinary Resolution shall be necessary is exclusive.

l)

Any resolution approved at a Bondholders’ Meeting held in accordance with this Condition shall be conclusive and binding on all present or future Bondholders, whether present or not at the Bondholders’ Meeting, regardless of whether such Bondholders have approved such resolution. The Bondholders shall not be entitled to any improvement of their position vis-à-vis the Issuer pursuant to resolution approved at a Bondholders’ Meeting without prior written approval of the Issuer. Any resolution approved at a Bondholders’ Meeting, which increased the obligations of the Issuer under the Terms of the Bonds shall become effective only after written approval of the Issuer.

Minutes of all resolutions and proceeding at a Bondholders’ Meeting shall be made and signed by the Chairman pursuant to paragraph e) of this Condition.

Notice of any resolution passed at a Bondholders’ Meeting will be published by the Bondholders’ Representative on behalf and at the expense of the Issuer in compliance with Condition 16 (Notices) not less than ten (10) calendar days after the date of the Bondholders’ Meeting. Non-publication of such notice shall not invalidate such resolution.

m)

If no Bondholder or an insufficient number of Bondholders attend a Bondholders’ Meeting, the right to decide on the redemption of the Bonds or any other measures to protect the interests of the Bondholders available to the Bondholders’ Representative according to the Terms of the Bonds shall revert to the absolute discretion of the Bondholders’ Representative. Any such decision of the Bondholders’ Representative shall be final and binding upon the Issuer and the Bondholders. Notice of any such decision shall be published in accordance with Condition 16 (Notices).

12.	Amendment to the Conditions

The Principal Paying Agent may, without the consent of the Bondholders, agree to any modification or arrangement of the Terms of the Bonds which, in the opinion of the Principal Paying Agent, is of a formal, minor or technical nature or is made to correct a manifest error.

13.	Substitution of the Issuer

The Issuer may be replaced by another Issuer (the “New Issuer”) at a later date as the direct debtor of the Bonds, provided that the Issuer shall request prior approval from the Bondholders’ Representative on behalf of the Bondholders. Such approval shall not be unreasonably withheld if,

(a)

in the sole opinion of the Bondholders’ Representative, (i) the interests of the Bondholders are satisfactorily protected, in particular with regard to their status under applicable tax law (ii) the New Issuer is able to fulfil all payment obligations arising from or in connection with the Bonds and coupons in Swiss Francs and to transfer without restriction all amounts required to be paid under the Bonds and Coupons to the Bondholders’ Representative;

(b)	the Issuer and the New Issuer have entered into such documents as are necessary to give effect to such substitution and provided copies of these documents to the Bondholders’ Representative;
(c)	the New Issuer has obtained any necessary governmental authorizations of the country of its domicile or its deemed residence; and
(d)

the Issuer has issued an irrevocable and unconditional guarantee as per article 111 of the Swiss Code of Obligations in respect to the obligations of the New Issuer under the Bonds in form and content satisfactory to the Bondholders’ Representative.

The Bondholders’ Representative is entitled to appoint one or more experts at the expenses of the Issuer for the assistance of the Bondholders’ Representative in making its assessments.

Any substitution shall be published in accordance with Condition 16 (Notices). In the event of such substitution, any reference to the Issuer in these Conditions shall be deemed to refer to the New Issuer.

By subscribing to or otherwise acquiring, any of the Bonds or coupons, the Bondholders expressly consent to the Issuer substituting for itself as principal debtor under the Bonds or the coupons the New Issuer subject to the provisions of this Condition 13 (Substitution of the Issuer).

14.	Listing

The Issuer will use its reasonable efforts to procure that the Bonds are listed on SIX Swiss Exchange and to maintain such listing during the whole life of the Bonds.

15.	Severability

If at any time any or more of the provisions of the Conditions is or becomes unlawful, invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

16.	Notices

All notices to Bondholders regarding the Bonds shall be published by the Principal Paying Agent in accordance with the applicable regulations of the SIX Swiss Exchange and the directions by or after consultation with and at the expense of the Issuer in due time and shall be valid as soon as published electronically on the internet website of SIX Swiss Exchange under the section headed “Official Notices” (https://www.six-group.com, where notices are currently published under the address “https://www.six-group.com/en/products-services/the-swiss-stock-exchange/market-data/news-tools/official-notices.html”).

17.	Governing Law and Jurisdiction

These Conditions, the Bonds and/or the coupons shall be subject to and governed by substantive Swiss law (i.e. without regard to the principles of conflict of laws).

Any dispute which might arise between Bondholders on the one hand and the Issuer on the other hand regarding these Conditions, the Bonds and/or the coupons shall be settled in accordance with Swiss law, the exclusive place of jurisdiction being Zurich 1, Switzerland, with the right of appeal to the Swiss Federal Court of Justice in Lausanne, when the law permits, the decision of which will be final.